Securities and Exchange Commission
                           Washington, D.C.  20549

                                 FORM 8-K/A
            Annual Report Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

                       Date of Report: March 22, 1999
            (Date of earliest event reported): (January 8, 1999)

                        Commission file number 1-5558


                            Katy Industries, Inc.
           (Exact name of registrant as specified in its charter)

            Delaware                               75-1277589
    (State of Incorporation)           (IRS Employer Identification Number)


   6300 S. Syracuse #300, Englewood, Colorado                 80111
    (Address of Principal Executive Offices)               (Zip Code)


      Registrant's telephone number, including area code: (303) 290-9300


 (Former name or former address, if changed since last report) Not applicable




                 Item 7.  Financial Statements and Exhibits
                          ---------------------------------

   Set forth below is the information required by Items 7(a), Financial Statements of Acquired Businesses, and 7(b), Pro Forma Financial Statements, of Form 8-K with respect to Katy Industries, Inc.'s ("Katy" or the "Company") purchase of the common membership interest (the "Common Interest") in Contico International, L.L.C. ("LLC"), the successor to the business of Contico International, Inc. ("Contico"), as disclosed on Katy's Form 8-K, filed with the Securities and Exchange Commission on January 15, 1999.

Financial Statements of Acquired Business and Pro Forma Financial Statements
----------------------------------------------------------------------------

  Pro Forma Financial Statements

    Unaudited Pro Forma Balance Sheet as of December 31, 1998              5

    Unaudited Pro Forma Statement of Operations for the twelve
    months ended December 31, 1998                                         7

    Unaudited Notes to Pro Forma Financial Statements                      8

  Unaudited Financial Statements

    Consolidated Balance Sheets as of December 31, 1998 and May 31, 1998  10

    Consolidated Statements of Operations for the twelve months
    ended December 31, 1998 and 1997                                      11

    Consolidated Statements of Cash Flows for the twelve months ended December 31, 1998 and 1997 11

    Notes to Consolidated Financial Statements                            13


  Audited Financial Statements

    Report of Independent Public Accountants                              15

    Consolidated Balance Sheets as of May 31, 1998 and 1997               16

    Consolidated Statements of Operations for the years
    ended May 31, 1998, 1997 and 1996                                     17

    Consolidated Statements of Stockholders' Equity for the
    years ended May 31, 1998, 1997 and 1996                               18

    Consolidated Statements of Cash Flows for the years
    ended May 31, 1998, 1997 and 1996                                     19

    Notes to Consolidated Financial Statements                            20



                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Katy Industries, Inc.
                                                ---------------------
                                                     Registrant

                                                By /s/ John R. Prann, Jr.
                                                  --------------------
                                                    John R. Prann, Jr.
                                                Chief Executive Officer
Date  March 22, 1999
    -------------------




            KATY INDUSTRIES, INC. AND CONTICO INTERNATIONAL, INC.
        UNAUDITED PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 1998 AND UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED
                              DECEMBER 31, 1998


The following unaudited pro forma balance sheet as of December 31, 1998 and unaudited pro forma statement of operations for the twelve months ended December 31, 1998 give effect to Katy's purchase of the Common Interest in the LLC, as if the purchase had occurred on December 31, 1998 for purposes of the unaudited pro forma balance sheet and January 1, 1998 for purposes of the unaudited pro forma statement of operations. The transaction was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion No. 16.

The historical financial data included in the pro forma statements is as of the periods presented. The historical financial data of Contico as of December 31, 1998 and for the twelve months ended December 31, 1998 was derived from unaudited financial statements for the twelve months ended December 31, 1998.

The unaudited pro forma financial data is based on management's best estimate of the effects of the Contico acquisition. Pro forma adjustments are based on currently available information; however, the actual adjustments will be based on more precise appraisals, evaluations and estimates of fair values. It is possible that the actual adjustments could differ substantially from those presented in the unaudited pro forma financial statements.

The unaudited pro forma balance sheet as of December 31, 1998 and the statement of operations for the twelve months ended December 31, 1998 are not necessarily indicative of the results of operations that actually would have been achieved had the Contico acquisition been consummated as of the dates indicated, or that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with the accompanying unaudited notes to the pro forma financial statements and historical financial statements and notes thereto.

In accordance with the rules regarding the preparation of pro forma financial statements, income of $2,075,000, or $.25 per share, from discontinued operations, operations to be disposed of, and certain nonrecurring items (related to Katy historical financial statements) has not been considered in the unaudited pro forma statement of operations for the year ended December 31, 1998. In addition, both the equity interest in a joint venture and discontinued operations (related to Contico historical financial statements, not included in the purchase transaction) have not been considered in the unaudited pro forma statement of operations for the year ended December 31, 1998.

Pursuant to the purchase agreement, the purchase price of $165,000,000 was based on a closing date balance sheet prepared on a post-closing basis as of January 8, 1999.




                            KATY INDUSTRIES, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET
                           AS OF DECEMBER 31, 1998
                               (In Thousands)


                                Katy      Contico     Pro forma
                             Historical  Historical  Adjustments     Pro forma
                             ----------  ----------  -----------     ---------

CURRENT ASSETS:
Cash and cash equivalents      $ 12,898    $    506     $   (506)[c]  $ 12,898
Accounts receivable,
  trade, net                     53,449      33,297           -         86,746
Notes and other
  receivables, net                3,246          -            -          3,246
Inventories                      69,394      34,621        4,150 [d]   108,165
Net current assets of
  discontinued operations        10,959          -            -         10,959
Net current assets of
  operations to be disposed of    1,203          -            -          1,203
Other current assets             16,426       5,301       (3,505)[c]    18,222
                                -------     -------      -------       -------

    Total current assets        167,575      73,725          139       241,439
                                -------     -------      -------       -------
OTHER ASSETS:
Notes Receivable, net               953          -            -            953
Cost in excess of net assets
  of businesses acquired, net    33,576          -        20,053 [e]    53,629
Other Intangibles                23,621          -        15,000 [f]    38,621
Net noncurrent assets of
  discontinued operations         4,279          -            -          4,279
Net noncurrent assets of
  operations to be disposed of   15,521          -            -         15,521
Investment in joint venture          -        6,350       (6,350)[c]        -
Miscellaneous                     2,551         564         (392)[c]     2,723
                                -------     -------      -------       -------

    Total other assets           80,501       6,914       28,311       115,726
                                -------     -------      -------       -------

Property, plant and
  equipment, net                 45,099      94,498      (26,339)[c]   113,258
                                     -           -        21,841 [g]    21,841

    Total assets               $293,175    $175,137     $ 23,952      $492,264
                                =======     =======      =======       =======




                            KATY INDUSTRIES, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET
                           AS OF DECEMBER 31, 1998
                               (In Thousands)


                                Katy      Contico     Pro forma
                             Historical  Historical  Adjustments     Pro forma
                             ----------  ----------  -----------     ---------

CURRENT LIABILTIES:
Accounts payable               $ 28,017    $ 20,754     $ (4,694)[c]  $ 44,077
Accrued compensation              5,354          -            -          5,354
Accrued expenses                 31,626      14,013         (738)[c]    44,901
Accrued interest and taxes          910          -            -            910
Dividends payable                   625          -            -            625
Notes payable                        -       25,396      (24,926)[c]       470
Current maturities,
  long-term debt                     72       4,176       (4,176)[c]        72
                                -------     -------      -------       -------

    Total current liabilities    66,604      64,339      (34,534)       96,409
                                =======     =======      =======       =======

Long-term debt,
  less current maturities        39,908      28,377      (28,377)[c]    39,908
                                     -           -       132,100 [a]   132,100
                                -------     -------      -------       -------

TOTAL LONG-TERM DEBT,
  LESS CURRENT MATURITIES        39,908      28,377      103,723       172,008
                                -------     -------      -------       -------

EXCESS OF ACQUIRED NET
  ASSETS OVER COST, NET           5,198          -            -          5,198
                                -------     -------      -------       -------

DEFERRED INCOME TAXES            22,839          -         4,200 [h]    27,039
                                -------     -------      -------       -------

OTHER LIABILITIES                 9,310         712         (628)[c]     9,394
                                -------     -------      -------       -------

    Total liabilities           143,859      93,428       72,761       310,048
                                -------     -------      -------       -------

PREFERRED INTEREST OF
  SUBSIDIARY                         -           -        32,900 [b]    32,900
                                -------     -------      -------       -------

STOCKHOLDERS' EQUITY:
Common stock                      9,822          17          (17)[i]     9,822
Additional paid-in capital       51,243       1,315       (1,315)[i]    51,243
Accumulated other
  comprehensive income           (2,309)       (333)         333 [i]    (2,309)
Other adjustments                (1,302)         -            -         (1,302)
Retained earnings               112,784      80,710      (80,710)[i]   112,784
Treasury stock                  (20,922)         -            -        (20,922)
                                -------     -------      -------       -------

    Total stockholders' equity  149,316      81,709      (81,709)      149,316
                                -------     -------      -------       -------
Total liabilities and
  stockholders' equity         $293,175    $175,137     $ 23,952      $492,264
                                =======     =======      =======       =======




                            KATY INDUSTRIES, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1998
                    (In Thousands, Except Per Share Data)


                       Katy                 Contico     Pro forma
                    Historical  Wilen [j]  Historical  Adjustments  Pro forma
                    ----------  -----      ----------  -----------  ---------

Net sales            $342,315   $23,313     $225,675                 $591,303
Cost of goods sold    243,751    16,324      154,596   (15,274)[k]    399,397
                                                        10,000 [k]     10,000
                      -------    ------      -------   -------        -------

Gross profit           98,564     6,989       71,079     5,274        181,906

Selling, general and
  administrative
  expenses             83,289     5,210       50,304    (1,865)[k]    136,938
                                                         1,250 [k]      1,250
                                                         4,700 [k]      4,700
                                                           750 [k]        750
                           -         -            -      1,003 [k]      1,003
                      -------    ------      -------   -------        -------

Income from
  operations           15,275     1,779       20,775      (564)        37,265

Interest expense       (1,214)     (739)      (5,640)    5,640 [k]     (1,953)
                           -         -            -     (9,900)[k]     (9,900)
                      -------    ------      -------   -------        -------

Interest income         1,093    (1,093)         200      (200)[k]          0
Other, net              1,523        52          199      (199)[k]      1,575
                      -------    ------      -------   -------        -------

Income (loss)
  before taxes         16,677        (1)      15,534    (5,223)[k]     26,987

Provision (benefit)
  for income taxes      5,670        -           602      (602)[k]      5,670
                                                         3,918 [k]      3,918
                      -------     ------     -------   -------        -------

Earnings before
  distributions on
  Preferred
  securities           11,007        (1)      14,932    (8,539)        17,399

Distribution on
  preferred
  securities,
  net of tax               -         -            -     (1,632)[k]     (1,632)
                      -------    ------      -------   -------        -------

Net income (loss)    $ 11,007   $    (1)    $ 14,932  $(10,171)      $ 15,767
                      =======    ======      =======   =======        =======

Earnings per share
  of common stock -
  Basic              $   1.33                                        $   1.90
                      =======                                         =======

Earnings per share
  of common stock -
  Diluted            $   1.30                                        $   1.74
                      =======                                         =======


Note that during the first quarter of 1999, Katy will recognize a nonrecurring charge of approximately $1.8 million related to assigning fair value to inventory at the date of acquisition. In accordance with pro forma presentation guidelines, this has not been reflected in the pro forma statement of operations as the charge is nonrecurring.



                            KATY INDUSTRIES, INC.
              UNAUDITED NOTES TO PRO FORMA FINANCIAL STATEMENTS
                               (In Thousands)


[a] Record borrowings required for the acquisition of Contico.       $132,100

[b] Record preferred interest pursuant to the purchase agreement.    $ 32,900


The following pro forma adjustments are made to reflect (1) the allocation of cost greater than the fair value of assets acquired resulting in the recording of goodwill, recording of intangibles, step-up in real property, step-up in inventory, (2) the elimination of assets not purchased pursuant to the purchase agreement, and (3) the elimination of Contico's stockholders' equity as of December 31, 1998.


[c] Elimination of assets and liabilities excluded from the purchase
    pursuant to the purchase agreement                               $ 26,447

[d] Record step-up in inventory pursuant to purchase accounting      $  4,150

[e] Record goodwill pursuant to purchase accounting                  $ 20,053

[f] Record step-up in identifiable intangible assets pursuant to
    purchase accounting                                              $ 15,000

[g] Record step-up in real property pursuant to purchase accounting  $ 21,841

[h] Record deferred income tax liability related to book and tax
    difference in inventory                                          $ (4,200)

[i] Elimination of Contico's stockholders' equity pursuant to
    purchase accounting                                              $ 81,709


RECONCILIATION OF PURCHASE PRICE:

Net current assets                             $44,059
Goodwill                                        20,053
Other intangibles                               15,000
Property, plant and equipment                   90,000
Deferred tax liability                          (4,200)
Miscellaneous assets and liabilities                88
                                               -------

Total allocation of estimated purchase price  $165,000
                                               =======

[j] On August 11, 1998, the Company purchased substantially all of the assets of The Wilen Companies, Incorporated. Amounts represent the results and pro forma adjustments for the period, January 1, 1998 through August 11, 1998, in which Wilen Companies, Incorporated was not owned by Katy. See Form 8-K/A filed on October 5, 1998.

[k] The following pro forma adjustments are reflected in the pro forma statement of operations for the year ended December 31, 1998:


    1. Elimination of Contico's historical depreciation expense pursuant to purchase accounting:
         Cost of goods sold:                                           15,274
         Selling, general and administrative                            1,865

    2. Depreciation of property, plant and equipment
       pursuant to purchase accounting:
         Cost of goods sold                                           (10,000)
         Selling, general and administrative                           (1,250)

    3. Record rent expense related to facilities leased pursuant
       to the purchase agreement                                       (4,700)

    4. Amortization of intangibles recorded pursuant to purchase
       accounting - straight line amortization (20 years)                (750)

    5. Amortization of goodwill recorded pursuant to purchase
       accounting - straight line amortization (20 years)              (1,003)

    6. Elimination of interest expense on debt which was not
       assumed by Katy pursuant to the purchase agreement               5,640

    7. Increase in interest expense due to additional borrowings
       at applicable rates for purchase cost                           (9,900)

    8. Decrease in interest income due to the elimination
       of cash retained by Contico                                       (200)

    9. Elimination of Contico's other income resulting from
       nonrecurring items                                                (199)

   10. Elimination of Contico's provision for income taxes                602

   11. Net tax provision related to items 1-9 above and
       Contico's historical income at the estimated effective rate     (3,918)

   12. Distribution of dividends on preferred securities pursuant
       to the purchase agreement, net of tax                           (1,632)
                                                                      -------

                                                                     $(10,171)
                                                                      =======


CONTICO INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)
------------------------------------------------------------------------------

ASSETS
                                                 December 31,        May 31,
                                                    1998              1998
                                                 ------------        -------
                                                  (Unaudited)

CURRENT ASSETS:
    Cash                                             $    506       $    824
    Advances to joint venture                              -           2,029
    Accounts receivable, net                           33,297         34,058
    Inventories (Note 1)                               34,621         41,182
    Prepaid expenses and other current assets           5,301          2,483
                                                      -------        -------

      Total current assets                             73,725         80,576

PROPERTY, PLANT AND EQUIPMENT - Net (Note 1)           94,498         99,654

OTHER ASSETS:
    Investment in joint venture                         6,350          4,104
    Other                                                 564            736
                                                      -------        -------

TOTAL ASSETS                                         $175,137       $185,070
                                                      =======        =======


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
    Current maturities of long-term debt                4,176          4,130
    Notes payable                                      25,396         42,177
    Accounts payable                                   20,754         20,558
    Accrued expenses                                   14,013         14,728
                                                      -------        -------

      Total current liabilities                        64,339         81,593
                                                      -------        -------

OTHER LIABILITIES                                         712            972

LONG-TERM DEBT                                         16,377         17,053

SUBORDINATED DEBT                                      12,000         12,000
                                                      -------        -------

      Total liabilities                                93,428        111,618
                                                      -------        -------

STOCKHOLDER'S EQUITY
    Common stock, $.01 par value, authorized
      2,000,000 shares, outstanding
      1,700,760 shares                                     17             17
    Paid-in surplus                                     1,315          1,315
    Retained earnings                                  80,710         72,453
    Cumulative translation adjustment                    (333)          (333)
                                                      -------        -------

TOTAL STOCKHOLDER'S EQUITY                             81,709         73,452
                                                      -------        -------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY           $175,137       $185,070
                                                      =======        =======

The accompanying notes are an integral part of these statements.



CONTICO INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 1998 AND 1997
(In Thousands) - UNAUDITED
------------------------------------------------------------------------------


                                                         1998           1997
                                                         ----           ----

NET SALES                                            $225,675       $216,558

COST OF GOODS SOLD                                    154,596        157,002
                                                      -------        -------

      Gross profit                                     71,079         59,556

OPERATING EXPENSES:
    Selling and distribution                           39,552         39,502
    Administrative                                     10,752         11,310
                                                      -------        -------

      Income from operations                           20,775          8,744

OTHER EXPENSE (INCOME):
    Interest expense                                    5,640          8,952
    Other income, net                                    (399)           418
                                                      -------        -------
      Income (loss) before provision
        for income taxes                               15,534           (626)

PROVISION FOR INCOME TAXES                                602             58
                                                      -------        -------

    Income (loss) from continuing operations           14,932           (684)

INCOME FROM DISCONTINUED OPERATIONS                     2,580         10,565

GAIN ON SALE OF DISCONTINUED OPERTATIONS               54,300             -
                                                      -------        -------

NET INCOME                                           $ 71,812       $  9,881
                                                      =======        =======


The accompanying notes are an integral part of these statements.



CONTICO INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 1998 AND 1997
(In Thousands) - UNAUDITED
------------------------------------------------------------------------------


                                                         1998           1997
                                                         ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 71,812       $  9,881
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation                                         17,166         17,537
  Net loss on disposal of assets                        1,866            565
  Gain on sale of discontinued operations             (54,300)            -
  Changes in assets and liabilities:
  Increase in accounts receivable                         473          1,664
  Increase in inventories                                 159          5,915
  Increase (Decrease) in accounts payable               4,322         (5,311)
  Increase (Decrease) in accrued expenses              (1,601)         2,646
  Other, net                                           (6,726)         3,118
                                                      -------        -------

    Net cash provided by operating activities          33,171         36,015


CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment           (16,404)       (23,235)
  Proceeds from disposal of assets                      4,017            173
  Proceeds from sale of discontinued operations        91,713             -
                                                      -------        -------
    Net cash provided by (used in)
      investing activities                             79,326        (23,062)


CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long-term debt agreements               -          20,600
  Principal payments on long-term debt                (65,099)        (1,159)
  Net borrowings under notes payable agreements        23,177        (28,852)
  Payment of dividends                                (71,000)        (3,100)
  Payment of deferred financing fees                      (53)           (80)
                                                      -------        -------

    Net cash used in financing activities            (112,975)       (12,591)
                                                      -------        -------

NET INCREASE (DECREASE) IN CASH                          (478)           362

CASH AT BEGINNING OF PERIOD                               984            622
                                                      -------        -------

CASH AT END OF PERIOD                                $    506       $    984
                                                      =======        =======



The accompanying notes are an integral part of these statements.




                         CONTICO INTERNATIONAL, INC.
           Notes to Consolidated Financial Statements - Unaudited
                              December 31, 1998


The accompanying unaudited consolidated financial statements have been prepared by the Company and include the accounts of its subsidiary and divisions. These statements reflect all adjustments, consisting of only normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of financial results for the 12 month periods ended December 31, 1998 and 1997, in accordance with generally accepted accounting principles for interim financial reporting. Certain information and footnote disclosures normally included in audited financial statements have been omitted pursuant to such rules and regulations. These interim consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto for the three years ended May 31, 1998.

1. DESCRIPTION OF BUSINESS:
---------------------------

Contico International, Inc. and its subsidiary (Contico) is engaged principally in the design, manufacturing and marketing of a broad range of molded plastic products for consumer and industrial use. Contico markets are predominately located in North America and the United Kingdom.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------

Principles of Consolidation and Revenue Recognition
---------------------------------------------------

The accounts of its foreign subsidiary (Subsidiary) and domestic and foreign divisions are included in the consolidated financial statements of Contico. Contico's investment in Joint Venture is accounted for under the equity method of accounting. The Subsidiary is 75% owned by the Contico. Minority interest in the Subsidiary represents the minority stockholder's proportionate (25%) share of the Subsidiary's equity and retained earnings. The minority interest in the Subsidiary at December 31, 1998, is held by Contico's Chairman of the Board. All significant intercompany accounts and transactions have been eliminated. Sales are recognized as products are shipped.

Use of Estimates
----------------

The preparation of these consolidated financial statements required the use of certain estimates by management in determining Contico's assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Inventories
-----------

Inventories are stated at the lower of cost (using the last-in, first-out method) or market. If Contico had used the first-in, first-out method of computing inventory costs, inventories would have been $2,350, $6,500 and $5,400 higher than reported at December 31, 1998, 1997 and 1996, respectively.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment is stated at cost and depreciated over estimated useful lives ranging from 5 to 39 years, using the straight-line method for financial statement purposes. Additions, betterments and replacements are capitalized, while expenditures for repairs and maintenance are charged against income.

Income Taxes
------------

Contico has elected to be taxed as an S corporation for federal and Missouri income tax purposes. Accordingly, Contico is not taxed on its income except for certain state taxes and taxes on its foreign subsidiary and divisions. The stockholders of Contico are otherwise responsible for the payment of income taxes on their share of the Contico's income.

Translation of Foreign Currencies
---------------------------------

Assets and liabilities of the foreign division and subsidiary are translated into U.S. dollars at current exchange rates, and profit and loss accounts are translated at average annual exchange rates. Resulting translation gains and losses are included as a separate component in Stockholders' Equity. Foreign exchange transaction gains and losses are included in the results of operations. Such amounts for the years presented were insignificant.

3. DISCONTINUED OPERATIONS:
---------------------------

In January 1998, Contico sold certain net assets of its liquid dispensing business segment for approximately $92 million, resulting in a gain on disposal of $54.3 million. Contico used the proceeds to reduce long-term debt and to fund dividends to its shareholders. An additional $2 million has been escrowed and may be received by Contico contingent upon the purchaser of the liquid dispensing business segment attaining specified unit sales levels. This contingent gain has not been reflected in these financial statements and will be recognized as received.

4. JOINT VENTURE:
-----------------

Contico is a joint venture partner along with a French corporation in Allibert-Contico, L.L.C. ("Allibert-Contico"), a limited liability company engaged in manufacturing of plastic material handling products. Contico's 50% equity interest in Allibert-Contico's results is included in other income, and was income of $2,130 and $425 for the years ended December 31, 1998 and 1997, respectively.

Contico announced that it will sell its interest in Allibert-Contico for approximately $28 million with the closing date scheduled during January 1999.


5. SUBSEQUENT EVENT:
--------------------

On January 8, 1999, Katy purchased all of the Common Interest in the LLC, the successor to the janitorial, consumer products and industrial packaging businesses (collectively, the "Business") of Contico. Contico had previously contributed substantially all of the assets and certain of the liabilities of the Business to the LLC and entered into leases with the LLC for certain real property used in the Business and retained by Contico. The full interest in Contico's foreign subsidiary was contributed to the LLC, eliminating the minority interest previously held by Contico's Chairman of the Board. The purchase price for the Common Interest was $132,100,000.
The payment of the purchase price on the closing date was financed under Katy's credit agreement, agented by Bank of America. Contico has retained a preferred membership interest in the LLC (the "Preferred Interest"), having a stated value of $32,900,000, which yields an 8% annual return on its stated value while outstanding. Pursuant to a Members Agreement between Katy and Contico (now known as Newcastle Industries, Inc.), at certain times beginning on January 8, 2001, or upon the occurrence of certain events, all or a portion of the Preferred Interest is exchangeable for shares of Katy common stock at a price of $21 per share (for an aggregate of 1,567,000 shares).



                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of Contico International, Inc.:


We have audited the accompanying consolidated balance sheets of Contico International, Inc. (a Missouri corporation) and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contico International, Inc. and subsidiaries as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1998, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP

St. Louis, Missouri,
   July 24, 1998



                         CONTICO INTERNATIONAL, INC.
                         ---------------------------
                              AND SUBSIDIARIES
                              ----------------

             CONSOLIDATED BALANCE SHEETS - MAY 31, 1998 AND 1997
             ---------------------------------------------------
                    (In Thousands, Except Per Share Data)



                                                         1998           1997
                                                         ----           ----
                                    ASSETS
                                    ------

CURRENT ASSETS:

  Cash                                               $    824       $    698
  Advances to joint venture                             2,029             74
  Trade receivables, less reserves
    of $417 and $371                                   34,058         32,396
  Inventories                                          41,182         41,522
  Other current assets                                  2,483          6,409
  Net current assets of discontinued operations            -           2,417
                                                      -------        -------

    Total current assets                               80,576         83,516

PROPERTY, PLANT AND EQUIPMENT                          99,654        103,819

INVESTMENT IN JOINT VENTURE                             4,104          2,622

OTHER ASSETS                                              736          1,449

NET NONCURRENT ASSETS OF DISCONTINUED OPERATIONS           -          30,919
                                                      -------        -------

    Total assets                                     $185,070       $222,325
                                                      =======        =======


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term
    and subordinated debt                            $  4,130       $  1,204
  Notes payable                                        42,177         18,080
  Accounts payable                                     20,558         17,276
  Accrued expenses                                     14,728         12,944
                                                      -------        -------

    Total current liabilities                          81,593         49,504

OTHER LIABILITIES                                         972          1,152

LONG-TERM DEBT                                         17,053         82,184

SUBORDINATED DEBT                                      12,000         15,000
                                                      -------        -------

    Total liabilities                                 111,618        147,840
                                                      -------        -------

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, authorized
    2,000,000 shares, outstanding
    1,700,760 shares                                       17             17
  Paid-in surplus                                       1,315          1,315
  Retained earnings                                    72,453         73,534
  Cumulative translation adjustment                      (333)          (381)
                                                      -------        -------

    Total stockholders' equity                         73,452         74,485
                                                      -------        -------

    Total liabilities and stockholders' equity       $185,070       $222,325
                                                      =======        =======


The accompanying notes are an integral part of these balance sheets.



                         CONTICO INTERNATIONAL, INC.
                         ---------------------------
                              AND SUBSIDIARIES
                              ----------------

                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------

               FOR THE YEARS ENDED MAY 31, 1998, 1997 AND 1996
               -----------------------------------------------
                               (In Thousands)



                                                   1998       1997       1996
                                                   ----       ----       ----

NET SALES                                      $221,045   $222,066   $201,827

COST OF SALES                                   154,052    160,155    130,603
                                                -------    -------    -------

    Gross profit                                 66,993     61,911     71,224
                                                -------    -------    -------

OPERATING EXPENSES:
  Selling and distribution                       38,480     38,517     36,447
  Administrative                                 11,058     10,844     10,083
                                                -------    -------    -------

    Total operating expenses                     49,538     49,361     46,530
                                                -------    -------    -------

    Income from operations                       17,455     12,550     24,694
                                                -------    -------    -------

OTHER EXPENSE (INCOME):
  Interest expense                                7,687      8,373      8,349
  Other, net                                     (1,380)      (796)       106
                                                -------    -------    -------

                                                  6,307      7,577      8,455
                                                -------    -------    -------

    Income before provision for income taxes     11,148      4,973     16,239

PROVISION FOR INCOME TAXES                          150         53        196
                                                -------    -------    -------

    Income from continuing operations            10,998      4,920     16,043

INCOME FROM DISCONTINUED OPERATIONS               5,621      5,924      4,617

GAIN ON SALE OF DISCONTINUED OPERATIONS          54,300         -          -
                                                -------    -------    -------

    Net income                                 $ 70,919   $ 10,844   $ 20,660
                                                =======    =======    =======

The accompanying notes are an integral part of these statements.



                         CONTICO INTERNATIONAL, INC.
                         ---------------------------
                              AND SUBSIDIARIES
                              ----------------

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               -----------------------------------------------

               FOR THE YEARS ENDED MAY 31, 1998, 1997 AND 1996
               -----------------------------------------------
                               (In Thousands)


                                                            Cumulative
                                 Common  Paid-In  Retained Translation
                                  Stock  Surplus  Earnings  Adjustment  Total
                                  -----  -------  --------  ----------  -----

BALANCE MAY 31, 1995              $ 17    $1,315  $ 57,103    $(395)  $58,040

   Net income                       -         -     20,660       -     20,660
   Dividends                        -         -     (1,000)      -     (1,000)
   Translation adjustment           -         -         -        (2)       (2)
                                  ----     -----   -------     ----    ------

BALANCE MAY 31, 1996                17     1,315    76,763     (397)   77,698

   Net income                       -         -     10,844       -     10,844
   Dividends                        -         -    (14,073)      -    (14,073)
   Translation adjustment           -         -         -        16        16
                                  ----     -----   -------     ----    ------

BALANCE MAY 31, 1997                17     1,315    73,534     (381)   74,485

   Net income                       -         -     70,919       -     70,919
   Dividends                        -         -    (72,000)      -    (72,000)
   Translation adjustment           -         -         -        48        48
                                  ----     -----   -------     ----    ------

BALANCE MAY 31, 1998              $ 17    $1,315  $ 72,453    $(333) $ 73,452
                                  ====     =====   =======     ====    ======

The accompanying notes are an integral part of these statements.



                         CONTICO INTERNATIONAL, INC.
                         ---------------------------
                              AND SUBSIDIARIES
                              ----------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

               FOR THE YEARS ENDED MAY 31, 1998, 1997 AND 1996
               -----------------------------------------------
                               (In Thousands)

                                                   1998       1997       1996
                                                   ----       ----       ----

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                   $ 70,919   $ 10,844   $ 20,660
  Adjustments to reconcile net income to
    net cash provided by operating activities-
      Depreciation                               17,576     22,426     19,580
      Net loss on disposal of assets              1,354        479        394
      Gain on sale of discontinued operations   (54,300)        -          -
      (Increase) decrease in-
        Trade receivables, less reserves         (1,662)    (1,478)    (5,908)
        Inventories                                 340     (3,016)     5,109
      Increase (decrease) in-
        Accounts payable                          3,282     (4,081)     1,813
        Accrued expenses                          1,784        230       (322)
      Other, net                                 (2,816)     2,664      8,790
                                                -------    -------    -------

        Net cash provided by
          operating activities                   36,477     28,068     50,116
                                                -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment    (14,691)   (36,803)   (19,110)
  Investment in joint venture                        -      (1,000)        -
  Proceeds from disposal of assets                  127        276        835
  Proceeds from sale of discontinued operations  91,713         -          -
                                                -------    -------    -------
        Net cash provided by
          (used in) investing activities         77,149    (37,527)   (18,275)
                                                -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long-term debt agreements         -      20,600         -
  Principal payments on long-term debt          (65,205)    (1,295)   (27,840)
  Net borrowings (repayments) under
    notes payable agreements                     23,758      3,680     (2,093)
  Payment of dividends                          (72,000)   (14,073)    (1,000)
  Payment of deferred financing fees                (53)       (80)       (66)
                                                -------    -------    -------

        Net cash (used in) provided by
          financing activities                 (113,500)     8,832    (30,999)
                                                -------    -------    -------

        Increase (decrease) in cash                 126       (627)       842

CASH AT BEGINNING OF YEAR                           698      1,325        483

CASH AT END OF YEAR                            $    824   $    698   $  1,325
                                                =======    =======    =======

CASH INTEREST PAID                             $  7,804   $  8,609   $  9,043
                                                =======    =======    =======

CASH TAXES PAID                                $    181   $     24   $    156
                                                =======    =======    =======


The accompanying notes are an integral part of these statements.



                         CONTICO INTERNATIONAL, INC.
                         ---------------------------
                              AND SUBSIDIARIES
                              ----------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------
                           (Thousands of Dollars)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------

Business
--------

Contico International, Inc. and subsidiaries (the Company) is engaged principally in the design, manufacturing and marketing of a broad range of molded plastic products for consumer and industrial use. The Company's markets are predominately located in North America and the United Kingdom.

Principles of Consolidation and Revenue Recognition
---------------------------------------------------

The accounts of all foreign subsidiaries (Subsidiaries) and domestic and foreign divisions are included in the consolidated financial statements of the Company. The Company's investment in Joint Venture is accounted for under the equity method of accounting. All Subsidiaries are 75% owned by the Company. Minority interest in Subsidiaries represents the minority stockholder's proportionate (25%) share of the Subsidiaries' equity and retained earnings. The minority interest in Subsidiaries at May 31, 1998 and 1997, is held by the Company's Chairman of the Board. All significant intercompany accounts and transactions have been eliminated. Sales are recognized as products are shipped.

Use of Estimates
----------------

The preparation of these consolidated financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Inventories
-----------

Inventories are stated at the lower of cost (using the last-in, first-out method) or market. If the Company had used the first-in, first-out method of computing inventory costs, inventories would have been $4,600, $6,500, $5,400 and $17,700 higher than reported at May 31, 1998, 1997, 1996 and 1995, respectively.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment is stated at cost and depreciated over estimated useful lives ranging from 5 to 39 years, using the straight-line method for financial statement purposes. Additions, betterments and replacements are capitalized, while expenditures for repairs and maintenance are charged against income.

Income Taxes
------------

The Company has elected to be taxed as an S corporation for federal and Missouri income tax purposes. Accordingly, the Company is not taxed on its income except for certain state taxes and taxes on foreign subsidiaries and divisions. The stockholders of the Company are otherwise responsible for the payment of income taxes on their share of the Company's income.

Translation of Foreign Currencies
---------------------------------

Assets and liabilities of foreign divisions and subsidiaries are translated into U.S. dollars at current exchange rates, and profit and loss accounts are translated at average annual exchange rates. Resulting translation gains and losses are included as a separate component in Stockholders' Equity. Foreign exchange transaction gains and losses are included in the results of operations. Such amounts for the years presented were insignificant.

2. DISCONTINUED OPERATIONS:
---------------------------

In January 1998, the Company sold certain net assets of its liquid dispensing business segment for approximately $92 million, resulting in a gain on disposal of $54.3 million. The Company used the proceeds to reduce long-term debt and to fund dividends to its shareholders. An additional $2 million has been escrowed and may be received by the Company contingent upon the purchaser of the liquid dispensing business segment attaining specified unit sales levels. This contingent gain has not been reflected in these financial statements and will be recognized as received.

The Company has restated its prior financial statements to present the operating results of its liquid dispensing business segment as a discontinued operation. The assets and liabilities of the discontinued operations at May 31, 1997, have been reflected as net current assets and net noncurrent assets based on their original classifications.

Operating results from discontinued operations are as follows:

                                                Eight      Twelve      Twelve
                                               Months      Months      Months
                                                Ended       Ended       Ended
                                             January 31,   May 31,     May 31,
                                                 1998       1997        1996
                                                ------     ------      ------

    Net sales                                 $ 39,768   $ 59,901    $ 55,271
    Cost of sales                               30,360     47,620      43,622
    Selling, general and
      administrative expenses                    3,426      5,739       5,845
                                               -------    -------     -------

                                                 5,982      6,542       5,804

    Interest/other expense                         190        617       1,072
    Provision for income taxes                     171          1         115

        Income from discontinued operations   $  5,621   $  5,924    $  4,617
                                               =======    =======     =======

3. INVENTORIES:
---------------

Inventories consist of the following:


                                                                 May 31
                                                            ----------------
                                                            1998        1997
                                                            ----        ----

    Raw material and parts                               $15,030     $16,729
    Work-in-process                                        1,040       1,197
    Finished goods                                        29,712      30,096
                                                          ------      ------
                                                          45,782      48,022
    Less - LIFO reserve                                    4,600       6,500
                                                          ------      ------
                                                         $41,182     $41,522
                                                          ======      ======


4. PROPERTY, PLANT AND EQUIPMENT:
---------------------------------

Property, plant and equipment consists of the following:

                                                                 May 31
                                                            ----------------
                                                            1998        1997
                                                            ----        ----

    Land, buildings and improvements                    $ 42,893    $ 42,284
    Machinery and equipment                               88,017      85,153
    Molds, dies and tooling                               67,909      61,655
    Office equipment                                       6,930       6,565
    Construction in progress                               2,313       1,636
                                                         -------     -------

                                                         208,062     197,293

    Less-  Accumulated depreciation                      108,408      93,474
                                                         -------     -------

                                                        $ 99,654    $103,819
                                                         =======     =======


5. ACCRUED EXPENSES:
--------------------

Accrued expenses consist of the following:

                                                                 May 31
                                                            ----------------
                                                            1998        1997
                                                            ----        ----

    Accrued compensation                                 $ 3,395     $ 3,142
    Accrued workers' compensation and insurance            1,935       1,963
    Accrued advertising and rebates                        4,754       3,793
    Accrued property and other taxes                       1,653       1,281
    Accrued interest                                         637         739
    Other                                                  2,354       2,026
                                                          ------      ------

                                                         $14,728     $12,944
                                                          ======      ======

6. LEASES:
----------

The Company conducts a portion of its operations from facilities leased under operating leases. Future minimum rent payments under existing noncancelable operating leases at May 31, 1998, are as follows:

     Fiscal year:
        1999                              $  2,433
        2000                                 2,163
        2001                                 1,711
        2002                                 1,502
        2003                                 1,502
        Later years                          9,483
                                           -------
                                          $ 18,794
                                           =======

Operating lease rental expense for the years ended May 31, 1998, 1997 and 1996, amounted to $2,708, $2,610 and $2,526, respectively.


7. NOTES PAYABLE:
-----------------

The Company has an agreement expiring in December 1998 with a group of banks providing for an unsecured line of credit of $70 million ($20 million of which is available for borrowings denominated in Pounds Sterling) at May 31, 1998, at variable interest rates (weighted average rate of 6.5% at May 31, 1998). Loans of $42,177, of which $12,877 were denominated in Pounds Sterling, were outstanding under this agreement at May 31, 1998. The carrying amounts of the notes payable approximate their fair values.

Borrowings under the $70 million agreement are available to the Company at the banks' U.S. prime interest rate or at the sum of Eurodollar or Europound rates plus a margin that varies between .2% and .5%, based on a debt coverage ratio determined quarterly. The maximum credit available to the Company is reduced by the amount of outstanding letters of credit issued under this agreement ($3,048 at May 31, 1998).

Among other restrictions under this agreement, the Company is required to maintain specified interest coverage ratios, debt coverage ratios and minimum stockholders' equity, and is restricted from payments of capital expenditures above certain levels prescribed by the agreement.

The Company had an agreement with a foreign bank providing for a line of credit payable in Pounds Sterling for a U.S. dollar equivalent of $19,200 at May 31, 1997, secured by a standby letter of credit drawn under the $140 million secured credit agreement (see Note 8), at .6% over sterling LIBOR rates (average rate of 6.9% at May 31, 1997). Loans of $18,080 were outstanding under this agreement at May 31, 1997.

The Company has an agreement with a foreign bank providing for an unsecured line of credit payable in Pounds Sterling for a U.S. dollar equivalent of $815 at May 31, 1998, at 1.5% over the bank's Base Rate (8.8% and 7.8% at May 31, 1998 and 1997, respectively). No loans were outstanding under this agreement at May 31, 1998 and 1997.


8. LONG-TERM DEBT:
------------------

Long-term debt consists of the following:

                                                                 May 31
                                                            ----------------
                                                            1998        1997
                                                            ----        ----

   Secured credit agreement with banks, $140 million
    maximum, secured by all assets not specifically
    pledged for other loans, retired in 1998,
    interest at variable rates (weighted average rate
    of 7.4%).                                            $    -     $64,000

   Promissory notes to insurance company, secured by
    Deeds of Trust and Security Agreements, payable
    monthly to 2008, interest at various fixed rates
    (weighted average rate of 8.5% and 8.5%).             15,498     16,326

   Note payable to The Industrial Development
    Authority of the City of Bridgeton, Missouri,
    secured by a letter of credit of $2.7 million and
    plant and equipment, payable semiannually to
    2010, interest at variable rates (5.9% and 6.2%).      2,685      2,915

   Promissory note to Springfield Business and
    Industrial Development Corporation, secured by a
    Deed of Trust, retired in 1998, with no interest.         -         147
                                                          ------     ------

                                                          18,183     83,388

   Less-  Current maturities                               1,130      1,204
                                                          ------     ------

                                                         $17,053    $82,184
                                                          ======     ======

Scheduled maturities of long-term debt at May 31, 1998, are as follows:

     Fiscal Year:
        1999                              $  1,130
        2000                                 1,210
        2001                                 1,297
        2002                                 1,391
        2003                                 1,494
        Later years                         11,661
                                           -------
                                          $ 18,183
                                           =======

The fair values of the long-term debt approximate their carrying amounts. Among other restrictions under the debt agreements, the Company is required to maintain specified interest and capital expenditure coverage ratios, debt coverage ratios and net worth ratios, and is restricted from payments of dividends and capital expenditures above certain levels prescribed by the agreements.


9. SUBORDINATED DEBT:
---------------------

At May 31, 1998 and 1997, the Company had outstanding $15 million, 12% subordinated debt that matures in equal installments of $3 million starting in 1999 through 2003. Among other restrictions under the subordinated debt agreement, the Company is required to maintain certain cash flow ratios and consolidated net worth levels, and is restricted from incurring additional funded debt and from payment of dividends above certain levels prescribed by the agreement. In the event of a change in control of the Company, as defined in the agreement, the subordinated debt may become due at the option of the holders of the notes. The fair value of the subordinated debt approximates its carrying amount.


10. JOINT VENTURE:
------------------

The Company is a joint venture partner along with a French corporation in Allibert-Contico, L.L.C. ("Allibert-Contico"), a limited liability company engaged in manufacturing of plastic material handling products. The Company's 50% equity interest in Allibert-Contico's results is included in other income, and was income (loss) of $784, $52 and $(522) for the periods ended May 31, 1998, 1997 and 1996, respectively.

The Company contracts with Allibert-Contico to produce certain products. The sales price to the Company for these molded products is the standard cost of production to Allibert-Contico plus a gross margin of approximately 10%. Total purchases from Allibert-Contico were $711, $4,150 and $7,302 for the years ended May 31, 1998, 1997 and 1996, respectively.

The Company and its joint venture partner announced that they will seek qualified buyers for Allibert-Contico. In the event that a transaction is completed, the Company expects to use the proceeds to reduce its bank debt and to fund dividends to the stockholders of the Company.


11. RELATED-PARTY TRANSACTIONS:
-------------------------------

The Company leases certain facilities from its Chairman of the Board under leases expiring in 2008 and 2012. Lease payments for the years ended May 31, 1998, 1997 and 1996, were $1,502, $1,462 and $1,434, respectively. In addition, the Company has an agreement with its Chairman which provides for payments over a defined period in the event of his retirement or death.


12. RETIREMENT BENEFITS:
------------------------

Certain of the Company's employees are covered by a union sponsored, multiemployer defined contribution pension plan pursuant to a collective bargaining agreement. The Company incurred expenses of $249, $353 and $345 for the years ended May 31, 1998, 1997 and 1996, respectively, for contributions to the plan. The Company also offers a 401(k) plan to substantially all domestic nonunion employees. The Company's contributions under this plan for the years ended May 31, 1998, 1997 and 1996, were $200, $206 and $203, respectively.


13. MAJOR CUSTOMERS:
--------------------

One customer accounted for approximately 19%, 20% and 18% of total net sales for the years ended May 31, 1998, 1997 and 1996, respectively. Another customer accounted for approximately 12% of total net sales for the year ended May 31, 1998.


14. CONTINGENCIES:
------------------

The Company is involved in various litigation arising in the ordinary course of business. In the opinion of management, settlement of these matters will not have a material effect on the Company's financial position or results of operations.